UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2008

Immunomedics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.         Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with its annual review of executive compensation, on July 18, 2007, the Compensation Committee of the Board of Directors of Immunomedics, Inc., a Delaware corporation (the “Company”), approved the following annual base salaries for the fiscal year ending June 30, 2009 and annual bonus and stock option awards for 2008 performance for certain named executive officers of the Company as set forth below:

Name	Position	Fiscal 2009 Base Salary	Cash Bonus	Equity Awarded
Dr. David M. Goldenberg	Chief Scientific Officer and Chief Medical Officer	$500,000(1)	$225,000	300,000(2)
Cynthia L. Sullivan	President and Chief Executive Officer	$532,000(3)	$239,400	100,000(2) 100,000(4)
Gerard G. Gorman	Senior Vice President, Finance and Business Development and Chief Financial Officer	$291,600(5)	$121,500	50,000(4)
(1)
Initial base salary under that certain Amended and Restated Employment Agreement, effective as of July 1, 2007, by and between the Company and Dr. David M. Goldenberg.  Such salary remains unchanged from the prior fiscal year.

(2)
Stock options granted in accordance with the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”), at an exercise price of $2.67 (the closing price of the Company’s common stock, as listed on the NASDAQ Global Market on July 18, 2007).

(3)
Initial base salary under that certain Amended and Restated Employment Agreement, dated as of December 31, 2006, by and between the Company and Ms. Cynthia L. Sullivan. Such salary remains unchanged from the prior fiscal year.

(4)	Restricted stock units granted in accordance with the Company’s 2006 Plan.

(5)	Represents an increase from Mr. Gorman’s fiscal 2008 base salary of $270,000.

In addition, on July 22, 2008, the Compensation Committee of the Board of Directors of the Company approved a one-time cash bonus of $50,000 to be paid to Mr. Gorman in recognition of his efforts in consummating the License and Collaboration Agreement, dated July 11, 2008, between the Company and Nycomed GmbH.  Mr. Gorman will receive the bonus upon the Company’s receipt of the non-refundable initial cash payment of $40 million from Nycomed GmbH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:      /s/ Cynthia L. Sullivan
Name:Cynthia L. Sullivan
Title:President and Chief Executive Officer

Date:  July 23, 2008